BSQUARE Announces Reverse Stock Split

Bellevue, WA – October 6, 2005 – BSQUARE (NASDAQ: BSQR), a leading provider of smart device solutions, announced today that its Board of Directors has approved a one-for-four reverse stock split of BSQUARE’s common stock. The reverse stock split will be effective after the close of trading on Thursday, October 6, 2005, and BSQUARE’s common stock will begin trading, as adjusted for the reverse stock split, on Friday, October 7, 2005. As a result of the reverse stock split, each four shares of common stock will be exchanged for one share of common stock and the total number of shares outstanding will be reduced from approximately 38.1 million shares to approximately 9.5 million shares. Shareholders will receive cash in lieu of BSQUARE common stock for any fraction of a share that the shareholder would otherwise be entitled to receive as a result of the reverse stock split.

BSQUARE’s common stock will trade under the symbol “BSQRD” for 20 trading days beginning on October 7, 2005 to designate that it is trading on a post-reverse split basis. The common stock will resume trading under the symbol “BSQR” after the 20-day period.

“The Board carefully considered several options, including a phase-down to The Nasdaq Capital Market, a reverse stock split or a move to another marketplace, before directing management to implement a reverse stock split. Because investors are not valuing the recent progress made by the company in sales, operations, long-term business development and product introductions, the Board felt the need to act decisively now rather than hope that investors would value this progress by early next year when the minimum bid price compliance extension gained through a Nasdaq Capital Market phase-down would have expired. Management has done a thorough job over the last eighteen months turning operations around and positioning the company for future growth. The Board believes that the stock price has been hampered by the ongoing delisting concern, which we believe will be addressed and put to rest through the actions announced today,” commented Don Bibeault, chairman of BSQUARE’s Board of Directors.

“This decision by the Board has been made with confidence in the company’s operational progress to date and its optimistic outlook on our future prospects. With the delisting issue presumably behind us, we will now focus our full attention on capitalizing on the business opportunities ahead and driving long-term shareholder value,” commented Brian Crowley, president and chief executive officer of BSQUARE.

The company received a Staff Determination letter from Nasdaq on October 5, 2005 stating that the company’s stock had not regained compliance with the $1 minimum bid price continued listing requirement set forth in Marketplace Rule 4450(a)(5) during the 180 day extension period provided the company on April 5, 2005. Consequently, the company’s common stock is subject to delisting from The Nasdaq National Market at the opening of business on October 14, 2005. The company is in the process of requesting a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination, which will stay the delisting action pending the issuance of a final decision by the Panel. The company can regain compliance with the $1 minimum bid price requirement if the company’s stock closes at or above $1 for 10 consecutive trading days, in which case the company would expect to receive notification from Nasdaq that it has regained compliance and the hearing process will be terminated. However, there can be no assurance that the Panel will grant the company’s request for continued listing.

About BSQUARE
BSQUARE is a solution provider to the global embedded device community. Committed to delivering quality, lowering project risk and time to market, our teams collaborate with smart device makers at any stage in their device development. Our solution portfolio includes software and hardware development, systems integration services, reference designs, board support packages, middleware, and applications. As a full service provider, device makers can also license best-in-class software products and operating systems. Since 1994, BSQUARE has completed hundreds of successful projects and has become a trusted partner to smart device makers worldwide. For more information about BSQUARE, visit its website at www.bsquare.com.

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BSQUARE is a registered trademark of BSQUARE Corporation. Other product or service names mentioned herein are the trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results, stock performance, business development and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” “presume,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include a decline in the market for our products, technology licenses and services; a decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; adverse changes in macro-economic conditions; our ability to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; risks associated with the effects of our restructurings; our ability to successfully support our operations; competition; and intellectual property risks. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Quarterly Report on Form 10-Q for the period ended June 30, 2005 in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Future Results.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Company Contact:
Elizabeth Rosenbaum
Director of Marketing
BSQUARE
425.519.5288
pr@bsquare.com

Investor Contact:
Matt Hayden
President
Hayden Communications, Inc.
858.704.5065
matt@haydenir.com